MAINE & MARITIMES CORPORATION
2010 Executive Compensation Plan

Preface

This plan outlines the components of an Executive Compensation Plan for Maine & Maritimes Corporation (“MAM” or the “Company”).   Executive compensation shall consist of three components:

1.	Base pay which will be reviewed and may be adjusted annually based on market conditions as well as corporate and executive performance,
2.	Short-term incentive award (STIA) based on the short term objectives of the Company as well as individual goals, and
3.	Long-term incentive award (LTIA) based on corporate performance.

In addition the Company’s Performance and Compensation Committee (the “Committee”) may enhance the Executive’s benefits as part of enhancing the overall performance package. The Committee recognizes its responsibility to inform each Executive of these requirements and provide appropriate feedback and review accordingly.

Base Pay

The base salary shall be market-based for similar positions and responsibilities there-in. A nominal adjustment may be awarded to align the Executive’s salary with the market and adjust for inflation.

Short Term Incentive Award

The Short Term Incentive Award (STIA) includes performance goals and award factors based on individual targeted compensation levels as well as the following three factors: a plan level award factor (financial overlay goals), achievement of Corporate Goals and achievement of individual goals.  The Compensation committee, however, retains final discretion to assess senior management performance and to determine award amounts, taking into consideration extraordinary events or circumstances.

The 2010 Plan Award Factor:  In order to capture both internal and external measures of performance, the award potential under the Annual Incentive Plan is tied to three overlay financial goals: MAM share price (50% weight), return on Common Equity for Maine Public Service Company (“MPS”) (25% weight), and Net Income for MAM Utility Services Group (“USG”) (25%weight).  The award factor for each goal may range from a minimum of 50% to a maximum of 200%, depending on the level of achievement. The overall award plan –level award factor is the sum of the three weighted award factors. The table below illustrates the potential range for the three goals.

Annual STIA Target Incentive: Each executive has an Annual Target Incentive, based on position and expressed as a percent of salary.  For all Vice Presidents, the factor is 25% of base salary and for the President/ CEO the factor is 40%.

Corporate Goals:  Each corporate goal is assigned a weighting, with the overall achievement equal to the sum of the individual components. For 2010, the following are suggested Corporate Goals and weighting.

2010 Short Term Incentive Objectives

	Weighting	50%	25%	25%
		MAM		USG
	Award	Share	MPS	Net
	Factor	Price	ROE	Income
Threshold	50%	$36	8%	$0

Target	100%	$40	10%	$100,000

Maximum	200%	$44	12%	$200,000

Actual Performance for Thresholds

MAM	Weighting	Achieved %
1. Increase Net income by 15% over 2009 actual	20%
Total MAM	20%

MPS
2. Earn allowed Rate of Return on Equity (net income = $3.0M)	20%
3. Execute agreement for a Transmission Project	20%
4. Reduce budgeted controllable 2010 O&M by $300,000	20%
Total MPS	60%

USG
5. Contribute $100,000 in Net Income to MAM	20%
Total USG	20%

	100%

75% of the STIA will be paid in cash.  The remaining 25% will be paid in MAM stock to be issued under the Company’s 2008 Stock Plan.  These Stock Grants will be fully vested, with taxes due on the fair market value of the stock, at the end of the year during which the performance is measured.  If the Executive leaves the Company or is terminated with cause during that year, the Executive will forfeit the award.

Long Term Incentive Award (LTIA)

Executives may be awarded common stock for achieving long-term goals as set by the Board of Directors. Common Stock equivalent up to 80% of the chief executive officer’s base salary and 50% of the other executive officer’s base salary may be awarded for achieving long-term goals. The awards will be fully vested, with taxes due on the fair market value of the stock, on the third anniversary of the award.  Executives will have unrestricted access to the stock at the end of three years.  If there is a change of control or the Executive is terminated without cause during the three-year period, the award will vest at that time.  If the Executive leaves the Company or is terminated with cause during the three-year period, the Executive will forfeit the stock award.

The Company’s LTIA is designed to align executive compensation with the long-term performance of the Company. Starting in 2010, all of the LTIA is delivered in the form of contingent performance shares of the Company’s Common Stock, to emphasize the performance culture of the Company. The LTIA is measured based on the “Total Shareholder Return” (“TSR”) percentile targets over a three-year cycle versus a peer group of publicly traded and combination utilities.

TSR is the combined return from the sum of calculating the annual dividend yield plus the annual increase in the value of the stock price.  The peer group averages will be used to measure MAM’s performance against.  The peer group used is presented in the table below:

Company Name	Ticker
Central Vermont Public Service Co	CV
Cleco	CNL
El Paso Electric	EE
Empire District Electric	EDE
Florida Public Utilities	FPU
Great Plains Energy	GXP
IdaCorp	IDA
Northeast Utilities	NU
NSTAR	NST
Otter Tail	OTTR
Portland General Electric	POR
UIL Holdings	UIL
Unitil	UTL

The LTIA will have a range of weightings which depend on how MAM’s performance was relative to its peer group as follows:

TSR Comparison Award
	Award Factor	Relative Performance
Threshold	50%	30th percentile of peer group

Target	100%	50th percentile of peer group

Maximum	200%	80th percentile of peer group

Other Plan Features

The Committee has sole discretion to determine awards based on extenuating factors such as normal executive retirements and or changes in control or any other unforeseen issue.